Exhibit 99.1

For Immediate Release	CONTACTS: Patrick Fitzgerald Mylan Laboratories Inc. 724.514.1800

Kris King Mylan Laboratories Inc. 724.514.1800
Mylan Reports Record Quarterly and Nine-Month Revenues, Net Income and EPS
Third Quarter Record GAAP Diluted EPS of $0.63, $0.45 on an As Adjusted Basis
Mylan Once Again Increases Fiscal 2007 Adjusted Diluted EPS Guidance ($1.50-$1.55)
PITTSBURGH, PA —February 1, 2007 — Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the third quarter and nine months ended December 31, 2006. For the quarter, the Company reported adjusted earnings per diluted share of $0.45 and record GAAP earnings per diluted share of $0.63, compared to $0.25 and $0.22, respectively, in the same prior year period. Net earnings for the three-month period ended December 31, 2006, increased $87.2 million to $135.4 million, also a record, from $48.2 million for the three-months ended December 31, 2005. Mylan once again increased its fiscal 2007 adjusted diluted EPS guidance by raising the low end of its range from $1.35 to $1.50. The increased guidance still incorporates the expectation of additional competition for fentanyl during the current quarter, and excludes the impact of the Matrix transaction that closed in January 2007.
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “We are extremely pleased to have been able to deliver the most successful quarter and nine month period, financially, in our Company’s history. These results are even more impressive considering they were achieved at the same time the Company was successfully completing the Matrix transaction, further demonstrating Mylan’s ability to maintain its focus on its superior operational performance while executing on its well- stated strategic growth initiatives. Our transaction with Matrix has literally transformed Mylan and moved us closer to our objective of enhancing our position as a world leader in generics and specialty pharmaceuticals. We are also very pleased to once again be increasing our fiscal 2007 adjusted EPS guidance to $1.50 to $1.55 which now represents year-over-year EPS growth of at least 50%.”
Mr. Coury further commented: “As we look to build upon the strategic achievements accomplished to date, for fiscal 2008 and beyond we are planning to provide details of our growth plan at the time we report our full year fiscal 2007 results, as well as long-term growth estimates and metrics to outline our planned investments in areas such as research and development, capital projects and operating expenses. Effective as of the end of fiscal 2007, going forward in order to continue to give transparency and visibility into the outlook of our business, this strategic framework will be provided in lieu of earnings per share guidance.”
Net revenues for the third quarter increased by $90.1 million or 29% to $396.7 million from $306.6 million in the same prior year period. For the nine months ended December 31, 2006, net revenues increased by $179.0 million or 19% to $1.1 billion from $924.2 million in the same prior year period. Both the quarterly and year-to-date amounts represent records for the Company.

Also for the nine months ended December 31, 2006, the Company reported adjusted earnings per diluted share of $1.20 and GAAP earnings per diluted share of $1.34, compared to $0.72 and $0.53, respectively, in the same prior year period. Net earnings for the nine months ended December 31, 2006, increased $161.7 million to $288.6 million from $126.9 million in the same prior year period.
Mylan is providing adjusted earnings per diluted share, which is a non-GAAP measure, in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. Fiscal 2007 adjusted guidance and adjusted earnings per diluted share exclude (1) expense related to stock-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), which was adopted by the Company on April 1, 2006, (2) a gain related to a foreign currency contract with respect to the Matrix transaction and (3) the favorable settlement of certain litigation.
Adjusted earnings per diluted share for fiscal 2006 excludes: (1) certain research and development and marketing costs related to nebivolol that had been incurred until the out-licensing agreement relating to such product was signed, (2) costs, including restructuring costs, related to Mylan Bertek, the subsidiary that Mylan closed in the first quarter, and (3) a contingent legal liability related to previously-disclosed litigation in connection with the Company’s lorazepam and clorazepate products. The Company continues to believe that it has meritorious defenses with respect to the claims in the litigation and intends to continue to vigorously defend its position, including pursuing an appeal. A reconciliation of adjusted earnings per diluted share to GAAP earnings per diluted share for all periods appears below.
With respect to the anticipated impact of Matrix in the fourth quarter, consistent with the Company’s expectations since the acquisition was initially announced, the impact of Matrix is not expected to have a significant impact on our adjusted diluted EPS. This assumes inclusion of the impact of related financing but excludes certain non-cash charges related to the transaction including required purchase accounting adjustments (e.g., in-process research and development write-off, amortization of intangible assets, fair value inventory step-up, etc.).
Financial Summary
Net revenues for the third quarter increased by $90.1 million or 29% to $396.7 million from $306.6 million in the same prior year period. Products launched subsequent to January 1, 2006, contributed revenues of $66.2 million, primarily oxybutynin, Mylan’s generic version of Alza Corporation’s Ditropan XL® extended-release tablets. Mylan’s fentanyl transdermal system continues to be the only AB-rated generic alternative on the market and accounted for over 15% of third quarter net revenues while continuing to be a key growth driver for both net revenues and gross profit.
Third quarter gross profit increased 44% or $68.7 million to $224.5 million from $155.8 million in the same prior year period, and gross margins increased to 55.9% from 50.1%. This increase was primarily due to the contribution from both fentanyl and oxybutynin. Earnings from operations were $183.7 million for the three months ended December 31, 2006, an increase of $105.6 million from the same prior year period. The higher gross profit combined with lower overall operating expenses and a net gain of $34.6 million from the settlement of non-product litigation were primarily responsible for the increase in earnings from operations.
Other income for the third quarter of fiscal 2007 was $32.4 million, compared to $4.5 million in the same prior year period. This change is the result of a $25.2 million gain related to a foreign currency forward contract with respect to the Matrix acquisition. Interest expense for the current quarter was $10.5 million compared to $10.6 million in the third quarter of fiscal 2006.
For the nine months ended December 31, 2006, net revenues increased by $179.0 million or 19% to $1.1 billion from $924.2 million in the same prior year period. This increase is a result of both favorable volume and relatively stable pricing as well as new products, which contributed revenues of $68.2 million, primarily due to oxybutynin. As in the quarter, fentanyl was a significant contributor to both revenues and gross margin for the nine-month period.
Other revenues were $21.3 million, compared to $8.4 million in the prior year. The majority of the increase in the current year is the result of the sale of Mylan’s Apokyn ® product in the third quarter of fiscal 2006 and the successful completion of other strategic business development activities.
Gross profit for the first nine months of fiscal 2007 increased $142.0 million to $608.8 million from $466.9 million in the same prior year period while gross margins increased to 54.1% from 50.1%. Earnings from operations were $435.3 million for the nine months ended December 31, 2006, an increase of $239.8 million from the same prior year period. This increase is the result of higher gross profit, the positive impact of litigation settlements in the current year compared to the prior year, and lower research and development (“R&D”) and selling, general and administrative (“SG&A”) expenses.
R&D expenses decreased $16.0 million to $66.8 million primarily as a result of a decline in ongoing studies, in particular those with respect to nebivolol, due to the outlicensing of the product early in the fourth quarter of fiscal 2006. SG&A expenses decreased $23.3 million to $152.8 million primarily as a result of cost savings realized from the closure of Mylan Bertek. Additionally, included in the prior year were restructuring charges of $18.7 million related to the closure of Mylan Bertek. Partially offsetting these favorable items was $9.0 million of stock-based compensation as a result of the Company’s adoption of SFAS 123(R).
In the current year, Mylan recorded a net gain of $46.2 million from the settlement of certain litigation. In the prior year a loss of $12.4 million was recorded with respect to a contingent legal liability.
Other income for the first nine months of fiscal 2007 was $39.8 million compared to $14.4 million for the same prior year period. This increase was primarily the result of a $17.5 million net gain related to a foreign currency forward contract and additional income from our Somerset joint venture.
Adjusted Diluted EPS
Mylan is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as those outlined below in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s ongoing, normal business operations do not include such items. Also, management uses these measures internally for performance measurement, forecasting and budgeting. Investors and other readers are encouraged to review the reconciliation of adjusted diluted EPS to GAAP diluted EPS set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Reconciliation of Adjusted Diluted EPS to GAAP Diluted EPS

	Three months ended	Three months ended	Nine months ended	Nine months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Adjusted diluted EPS	$0.45	$0.25	$1.20	$0.72
Stock-based compensation	(0.01)	—	(0.05)	—
Gain on foreign exchange contract	0.08	—	0.05	—
Mylan Bertek and nebivolol expenses	—	(0.03)	—	(0.11)
Restructuring charges	—	—	—	(0.05)
Litigation, net	0.11	—	0.14	(0.03)

GAAP diluted EPS	$0.63	$0.22	$1.34	$0.53

Conference Call and Live Webcast
Mylan will host a conference call and live webcast in conjunction with the release of its third quarter fiscal 2007 financial results on Thursday, February 1, 2007, at 10 a.m. ET. The dial-in number to access this call is (866) 564-7444 or (719) 234-0008 for international callers. A replay will be available at (888) 203-1112 or (719) 457-0820 for international callers, with access pass code 5354865. The replay will be available from approximately 12 p.m. ET on February 1, 2007, through 12 p.m. ET on February 8, 2007. To access the live webcast, go to Mylan’s Web site at http://www.mylan.com and click on the webcast icon at least 15 minutes before the call is to begin to register and download or install any necessary audio software. A replay of the webcast will be available on http://www.mylan.com until February 8, 2007.
Forward-Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future earnings expectations; the anticipated success of the Company’s global expansion; the expected announcements of our long-term growth estimates and planned investments; and the anticipated future business and performance of the Company. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges and costs relating to strategic collaborations between Mylan and Matrix or the ability to achieve anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability, or a partner’s ability, to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenues or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; the Company’s exposure to risks inherent in acquisitions or joint ventures; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; risks inherent in global expansion, including operational, integration, compliance and regional economic risks; the possible loss of business from the Company’s concentrated customer base; the risk that operating or financial restrictions imposed by the Company’s credit facility or indenture for its senior notes may prevent the Company from taking certain actions, including capitalizing on significant business opportunities; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; and uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item 1A of the Company’s Form 10-K for the year ended March 31, 2006, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that it’s Quarterly Report on Form 10-Q is filed with the SEC could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories Inc., and a controlling interest in Matrix Laboratories Limited, India. Mylan develops, licenses, manufactures, markets and distributes an extensive line of generic and proprietary products. For more information about Mylan, please visit www.mylan.com.

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net revenues	$396,692	$306,605	$1,103,247	$924,226
Other revenues	5,069	4,641	21,310	8,392

Total revenues	401,761	311,246	1,124,557	932,618
Cost of sales	177,230	155,449	515,736	465,757

Gross profit	224,531	155,797	608,821	466,861

Operating expenses:
Research and development	22,922	29,375	66,844	82,807
Selling, general and administrative	52,602	48,039	152,784	176,060
Litigation settlements, net	(34,645)	345	(46,154)	12,407

Total operating expenses	40,879	77,759	173,474	271,274

Earnings from operations	183,652	78,038	435,347	195,587

Interest expense	10,491	10,621	31,292	19,563
Other income, net	32,422	4,517	39,785	14,420

Earnings before income taxes	205,583	71,934	443,840	190,444
Provision for income taxes	70,138	23,727	155,267	63,552

Net earnings	$135,445	$48,207	$288,573	$126,892

Earnings per common share:
Basic	$0.64	$0.23	$1.37	$0.54

Diluted	$0.63	$0.22	$1.34	$0.53

Weighted average common shares:
Basic	212,271	213,351	211,075	235,946

Diluted	215,958	218,705	215,275	240,409

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	December 31, 2006	March 31, 2006
Assets:
Current assets:
Cash and cash equivalents	$286,880	$150,124
Marketable securities	179,125	368,003
Accounts receivable, net	312,282	242,193
Inventories	314,936	279,008
Other current assets	181,949	152,572

Total current assets	1,275,172	1,191,900
Non-current assets	931,476	678,626

Total assets	$2,206,648	$1,870,526

Liabilities
Current liabilities	$285,778	$265,250
Long-term debt	687,000	685,188
Other non-current liabilities	131,965	132,437

Total liabilities	1,104,743	1,082,875
Total shareholders’ equity	1,101,905	787,651

Total liabilities and shareholders’ equity	$2,206,648	$1,870,526